Exhibit 99.1

School Districts Take New Effective Measures to Protect Students/Staff Data Credits Pro V2

Enhanced Non-Lethal Devices in Reducing Violence in Schools

DALLAS, Oct. 15, 2015 /PRNewswire/ -- Several educational institutions seemed to have found an answer to the problem of security on school campuses with a new security device from Guardian 8 called the ProV2. One such school district is Laredo ISD, one of the largest border school districts in the nation. Dr. Marcus Nelson (the 2014-2015 Texas Superintendent of the Year), says, "The ProV2 allows us to help protect our students and staff in a non-lethal way."

And he's not alone. "The ProV2 has met and exceeded my expectations," says Lester Fultz, Chief of Safety and Security of Cleveland Public Schools and a nationally recognized authority on school security. "I believe we have found a tool that meets two of our biggest concerns; the safety of students and that of our officers. The ProV2 acts as a visual deterrent that has aided us in our ability to reduce the number and types of incidences. It allows us to create safer teaching and learning environments for our students and staff, while reducing the number of injuries to our officers. When executives consider the price of new tools, they would be wise to consider the high costs of officer injury. The relative costs (associated with) every encounter that does not happen is priceless."

A school resource police officer in Washington State agrees with him by saying: "Physical altercations in our high school averaged 3-4 incidents a day. When we introduced the Pro V2 to our school safety program, we had an overwhelming decrease in physical contact interactions among students engaging in bad behavior. This unit is a success for the school setting and should be implemented in every school in the United States."

As part of a continuing effort to reduce incidences of violence in schools by creating safer campus environments, Guardian 8 has now expanded its reach by adding Longview Independent School District and Dallas County Schools to its roster of districts across the country that have deployed the Pro V2. Guardian 8 is expanding its national scope to assess the unit's effectiveness for enhancing school safety.

While several school districts in East Texas are arming their teachers, Longview ISD (one of the largest school districts in East Texas) has decided to use a non-lethal approach. Dr. Clements Asst. Superintendent of Longview ISD says, "The ProV2 deployment is an exciting opportunity for Longview ISD. We always want to make sure that we have the most updated and state of the art equipment available when it comes to student safety. We believe that this product provides us a most effective tool for providing a safe, practical, and efficient method of handling occurrences on campuses."

Those thoughts are shared by Dr. Lew Blackburn of the Dallas Independent School Board. Dr. Blackburn, former President of the Dallas School Board and now Vice President tells us, "The ProV2 allows for the de-escalation of a potentially dangerous situation by providing audio and visual recording of the incident while simultaneously allowing the person using it to call emergency services. This device gives us a non-lethal approach to providing security to our children which is sorely needed in today's schools."

Overall, a combination of armed, unarmed, sworn and non-sworn security personnel will be carrying the non-lethal device on school grounds to comprehensively assess the effectiveness of the unit across all types of campus security personnel.

Steve Cochennet, CEO of Guardian 8 says, "The debate about the appropriateness of guns on school campuses is on everyone's mind right now. We have a new protocol call to help address the onsite active shooter school situation. However, there are far more violent, non-fatal, incidences that happen in schools across the nation EVERY DAY. Those children and their parents deserve to know that our school systems are doing everything they can do to protect our young people.

Addressing all levels of victimization is why the Pro V2 device was implemented into these pilot programs. Through this non-lethal device, we can see a day when every school security officer will have a Pro V2 on his or her duty belt. This new technology offers a new safe and effective level of security, reconfirming that school systems across the country are taking student safety very seriously."

For more information, refer to the following news sources:  NBC's ProV2 Article and ABC reports on the ProV2

Guardian 8 Corporation develops and manufactures innovative personal security devices designed to deliver layered defense for low-impact de-escalation and risk mitigation. Its initial product, the G8 Pro V2 leverages a thoughtful collection of Enhanced Non-Lethal technologies to provide a single solution for effectively defending against aggressive subjects over 10 feet away. The unit's inherent risk mitigation capabilities are further enhanced through use of a Bluetooth® driven Command Center Communication Link and Incident Recording Capabilities. The company focuses on marketing its personal defense solution to professional security organizations, as well as individuals and families. Guardian 8 Holdings is based in Scottsdale, Arizona. For more information, go to www.Guardian8.com or call 877-659-6007.

For more information, contact:

Diane Frazier, Universal Media Group
diane@umgad.com
Patricia Almand, Universal Media Group
patricia@umgad.com